Exhibit 10.1
THIRD AMENDMENT TO LEASE AGREEMENT
     This THIRD AMENDMENT TO LEASE AGREEMENT (“Third Amendment”) is made this April 12, 2006, by and between VAN DYKE OFFICE LLC, a Michigan limited liability company (the “Landlord”), whose address is 30078 Schoenherr Road, Suite 300, Warren, Michigan 48088, and ASSET ACCEPTANCE, LLC, a Delaware limited liability company (the “Tenant”), whose address is 28405 Van Dyke, Warren, Michigan 48093.
RECITALS:
     This Third Amendment is based on the following recitals:
     A. Landlord and Tenant are parties to that certain Lease Agreement dated October 31, 2003, as amended by First Amendment to Lease Agreement (“First Amendment”) dated June 25, 2004, and by Second Amendment to Lease Agreement (“Second Amendment”) dated October 1, 2004 (as amended, the “Lease”).
     B. Landlord desires to sell the Leased Premises and assign its interest in the Lease.
     C. Landlord and Tenant wish to modify certain provisions of the Lease, which modifications shall only take effect upon Landlord’s sale of the Leased Premises, all as more fully set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
     1. The defined terms in the Lease shall have the same meanings in this Third Amendment.
     2. A condition precedent to the effectiveness of this Third Amendment is the sale of the Leased Premises by Landlord to a third party purchaser (or to Tenant if Tenant exercises its right of first refusal) on or before December 31, 2006 (in such timely manner, “Landlord’s Intended Sale”). In the event that Landlord fails to effectuate any such sale and assignment within such time frame, this Third Amendment shall immediately be deemed to be null and void effective as of March 31, 2006. Upon the closing of Landlord’s Intended Sale, this Third Amendment shall take effect and shall fully replace the First Amendment and Second Amendment by merger into this Third Amendment, which shall thereafter be deemed to be null and void.
     3. Intentionally deleted.
     4. Tenant hereby agrees to construct the build out of the Vanilla Box Square Footage pursuant to plans and specifications which show improvements better than or equal to the improvements shown in the plans and specifications used by Landlord for Landlord’s Work with respect to the Built Out Square Footage. At closing of Landlord’s Intended Sale, Landlord shall deposit $1,250,000 in escrow with the Philip F. Greco Title Company (“Title Company”), which funds shall be deposited by the Title Company in an interest bearing account. The Title Company shall deliver all such escrowed funds (including interest) to Tenant, in full satisfaction of the Vanilla Box Allowance, within ten (10) days after the last to occur of the following: (a) Landlord’s receipt of evidence that Tenant has procured a temporary certificate of occupancy for such Vanilla Box Square Footage; and (b) Landlord’s receipt of reasonable evidence (including lien waivers and sworn statements) to prove that the build out was completed in accordance with the minimum standards set forth herein and in a workmanlike and lien-free manner. In the event that Tenant has failed to comply with subsections (a) and (b) above on or prior to May 31, 2016, then the Title Company shall return all such escrowed funds (including interest) to Landlord, and Tenant shall thereafter have no obligation to build out the Vanilla Box Square Footage nor any right to receive any of the Vanilla Box Allowance. The Vanilla Box Allowance shall be held by the Title Company in an interest bearing account in accordance with the terms and condition of this Section 4 and any additional escrow instructions which may be agreed upon by Landlord and Tenant.
     5. The first sentence of Section 1.02 of the Lease is amended to read in its entirety as follows:
     “The term of this Lease shall be for a period of eleven and one-half (11.5) years plus any option period as provided below (the “Term”) commencing on December 1, 2004 (the “Commencement Date”), and expiring on May 31, 2016.”
     6. The second paragraph of Section 2.01 of the Lease is amended to read in its entirety as follows:
     “Notwithstanding the Rent Schedule, upon the closing of Landlord’s Intended Sale and thereafter for the remainder of the Term of the Lease and any Option Period exercised, Tenant shall pay the same rent for the Vanilla Box Square Footage as Tenant is required to pay for the Built Out Square Footage per the Rent Schedule.”
     7. The Rent Exhibit attached as Exhibit E to the Lease is hereby amended, restated and replaced with the Rent Exhibit attached hereto as Exhibit E (“Revised Rent Exhibit”).
     8. Section 22.05 of the Lease is amended to provide that Tenant’s address for notice purposes is:
Asset Acceptance LLC
28405 Van Dyke
Warren, MI 48093
Attn: Thomas Good, General Counsel.
     9. Landlord agrees to pay all attorney fees of Tenant in negotiating and finalizing this Third Amendment (and the Declaration defined in Section 15 below). Such reimbursement by Landlord will occur upon the execution of this Third Amendment by Tenant.
     10. Subject to the terms of Section 15 below and the Declaration (as defined therein), the Site Plan attached as Exhibit B to the Lease is hereby amended, restated and replaced with the Site Plan attached hereto as Exhibit B (“Revised Site Plan”).
     11. Subject to the terms of Section 15 below and the Declaration (as defined therein), Section 22.12 of the Lease is hereby amended to provide that Landlord agrees to provide to Tenant a minimum of 1,300 parking spaces at all times during the term to be located in material accordance with the Revised Site Plan.
     12. Landlord shall construct the new paved parking areas (see shaded areas) and landscaped areas to the north and west of the parking deck shown on the attached Revised Site

Plan. In addition, with respect to the narrow strip of temporary parking that currently exists and is located north of the existing parking structure (such area is also north of the shaded area on such Revised Site Plan), Landlord agrees to add a second coat of asphalt to such area and to replace the temporary lighting with permanent lighting to match the remainder of the finished parking lot. In the event that such improvements are not completed by Landlord prior to the closing of Landlord’s Intended Sale, Landlord shall deposit in escrow with the Philip F. Greco Title Company at such closing an amount equal to 125% of the estimated cost to complete such improvements at such time, and such money shall be held in accordance with mutually agreeable escrow provisions to ensure the completion of such improvements by Landlord in a workmanlike and lien free manner within six (6) months after the closing of Landlord’s Intended Sale. Landlord shall procure a minimum of two (2) bids from third party contractors to complete such improvements, and the average of such bids shall equal the “estimated cost” of same for the purpose of calculating the amount of money to be escrowed. Such escrow provisions shall provide that, in the event Landlord does not complete such improvements within the aforementioned time period, then Tenant may draw upon such escrowed funds in order to complete the same, and any amount not drawn by Tenant shall be returned to Landlord. For the purposes of this Section 12: (a) “completion” of the landscaped areas shall mean substantial completion of such areas in accordance with the Revised Site Plan to the reasonable satisfaction of Tenant; and (b) “completion” of paved parking areas shall mean completion of the second coat (i.e., the “final wearing” course) of asphalt, together with permanent lighting, all in a first-class manner and all of which shall substantially match the currently existing exterior areas of the Leased Premises located east of the Building.
     13. Intentionally deleted.
     14. Upon closing of Landlord’s Intended Sale, in addition to the all of the monies to be deposited by Landlord in escrow with the Title Company in accordance with Sections 4, and 12 of this Third Amendment, Landlord shall pay to Tenant $1,190,000 in consideration for Tenant executing this Third Amendment.
     15. Provided that Tenant is operating and not in default under the Lease beyond expiration of notice and cure periods, then Tenant shall have the option (the “Option”) at any time during the Term to purchase for One ($1.00) Dollar all or a portion of the cross-hatched area (“Option Area”) shown on Exhibit G attached hereto, for the purpose of constructing and occupying a new building, subject to the terms and conditions set forth in the remainder of this Section 15 and in the Declaration for Creation and Maintenance of Easements and Restrictive Covenants attached hereto as Exhibit H and made a part hereof. If Tenant desires to exercise the Option contained herein, Tenant shall give Landlord written notice of its intent to purchase the Option Area on or before November 30, 2015, and the closing shall occur, if at all, on or before the date which is six (6) months after Landlord receives such written notice. In such event, Tenant may examine the state of title to the Option Area to the extent it deems necessary. Landlord shall be obligated to discharge at the Closing any lien or encumbrance burdening the Option Area which may be discharged by the payment of a fixed sum of money disclosed in a recorded document. If such examination shall contain any encumbrances or exceptions which are unacceptable to Tenant, Tenant may rescind the exercise of the Option. Tenant shall pay for any title policy that it desires. Real estate taxes and assessments shall be prorated between the parties as of the Closing Date on a due date basis. To the extent that the Option Area is part of a larger tax parcel at the time of closing, real estate taxes and assessments shall be apportioned on the basis of relative acreage. Landlord shall take the position with the State of Michigan that no transfer taxes shall result from the conveyance of the Option Area to Tenant. In the event that any transfer taxes are nevertheless imposed in connection therewith, Tenant shall be responsible for paying all such transfer taxes, and such responsibility shall survive the closing. Conveyance shall be “as-is”, by quitclaim deed, with no representations or warranties of any kind.
     16. Section 2.03 of the Lease is hereby deleted in its entirety.
     17. Section 2.04 of the Lease is hereby amended to provide that the common areas shall be under the exclusive control and management of Tenant and that Tenant shall be fully responsible to operate, manage, equip, light, insure, repair and maintain the common areas in accordance with first class standards. Landlord hereby assigns to Tenant and Tenant hereby assumes from Landlord and Tenant hereby agrees to perform of all Landlord’s repair, replacement, management and operational obligations (collectively, the “Assumed Obligations”) under the Lease, including, but not limited to those obligations contained in Articles II and VII of the Lease, except only with respect to (a) the electrical transformer, (b) roof, (c) outer walls, (d) foundation of the building, and (e) the items listed on Exhibit F attached to the Lease (except for Item #20 on Exhibit F, which is hereby deleted in its entirety), all of which shall remain the sole responsibility of Landlord without reimbursement by Tenant. Accordingly, Tenant shall manage the Building and shall not pay any management fee to Landlord. By taking over management of the Building, Tenant shall be deemed to have released Landlord from any and all claims, loss, costs, damage and liability suffered or incurred by Tenant arising out of or from any of the Assumed Obligations existing prior to the closing of Landlord’s Intended Sale.
     18. Landlord Guarantor hereby joins in this Third Amendment to acknowledge and agree that the terms of this Third Amendment are also guaranteed in full under the Landlord Guaranty and that this Third Amendment does not amend, modify or alter the Landlord Guarantor’s obligation under the Landlord Guaranty. If Tenant shall make a demand under the Landlord Guaranty, the Landlord Guarantor shall be responsible for all of Landlord’s obligations under this Third Amendment and the Lease.
     19. Asset Acceptance Holdings LLC (“Tenant Guarantor”) hereby joins in this Third Amendment to acknowledge and agree that the terms of this Third Amendment are also guaranteed in full under that certain Guaranty dated October 31, 2003 (“Tenant Guaranty”), and that this Third Amendment does not amend, modify or alter the Tenant Guarantor’s obligation under the Tenant Guaranty. If Landlord shall make a demand under the Tenant Guaranty, the Tenant Guarantor shall be responsible for all of Tenant’s obligations under this Third Amendment and the Lease.
     20. Except as amended hereby, the Lease, Landlord’s Guaranty, and Tenant’s Guaranty are restated and republished in their entirety and remain in full force and effect. To the extent that there are any conflicts or inconsistencies between the provisions contained in this Third Amendment and the provisions contained in the Lease, the provisions of this Third Amendment shall be deemed to be superseding and controlling.

     IN WITNESS WHEREOF, the parties have executed this Third Amendment the date and year first above written.

Landlord: VAN DYKE OFFICE LLC, a Michigan limited liability company
By:	/s/ Lorenzo J. Cavaliere
Lorenzo J. Cavaliere
Its:	Manager

Tenant: ASSET ACCEPTANCE, LLC, a Delaware limited liability company
By:	/s/ Nathaniel F. Bradley IV
Nathaniel F. Bradley IV
Its:	Manager

Landlord Guarantor: LORENZO JOHN CAVALIERE, LLC, a Michigan limited liability company
By:	/s/ Lorenzo J. Cavaliere
Lorenzo J. Cavaliere
Its:	Manager

Tenant Guarantor: ASSET ACCEPTANCE HOLDINGS, LLC, a Delaware limited liability company
By:	/s/ Nathaniel F. Bradley IV
Nathaniel F. Bradley IV
Its:	Manager

List of Exhibits

Exhibit B	Revised Site Plan

Exhibit E	Revised Rent Exhibit

Exhibit G	Option Area and Access Easement Area

Exhibit H	Declaration for Creation and Maintenance of Easements and Restrictive Covenants